EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization	Tradenames
Bonstores Realty One, LLC	Delaware
Bonstores Realty Two, LLC	Delaware
Bon-Ton Distribution, LLC	Illinois	Carson’s
Carson Pirie Scott II, Inc.	Florida	Bon-Ton, Herberger’s, Younkers
McRIL, LLC	Virginia	Bergner’s, Carson’s, Elder-Beerman, Younkers
The Bon-Ton Department Stores, Inc.	Pennsylvania	Bon-Ton, Boston Store, Carson’s, Elder-Beerman, Herberger’s, Younkers
The Bon-Ton Giftco, LLC	Virginia

All subsidiaries are wholly owned.